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Exhibit 99.1

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

General

        The discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements of the Company and the accompanying notes.

Private Securities Litigation Reform Act

        Certain of the statements contained in this document and in documents incorporated by reference herein, including those made under the caption "Management's Discussion and Analysis of Results of Operations and Financial Condition" are "forward-looking" statements as defined under the Private Securities Litigation Reform Act of 1995. Generally, the words "expect," "believe," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address future operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to volume, sales, operating income and earnings per share, and statements expressing general optimism about future operating results, are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present projections or expectations. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Factors exist that could cause the Company's actual results to differ materially from the expected results described in or underlying our Company's forward-looking statements. Such factors include domestic and international economic activity, prevailing prices of steel and aluminum scrap and other raw material costs, the rate of change in prices for steel and aluminum scrap, energy costs, interest rates, construction delays, market conditions, particularly in the vehicular, home building and remodeling markets, any material changes in purchases by the Company's principal customers, labor supply and relations, environmental regulations, changes in estimates of costs for known environmental remediation projects and situations, world-wide political stability and economic growth, the Company's successful implementation of its internal operating plans, acquisition strategies and integration, performance issues with key customers, suppliers and subcontractors, and regulatory changes and legal proceedings. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved. All written and verbal forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

Results of Operations

Overview

Summary Information as % of Sales

	Fiscal Year Ended October 31,
	2003		2002		2001
	Dollar Amount	% of Sales	Dollar Amount	% of Sales	Dollar Amount	% of Sales
	(Dollars in millions)
Net Sales	$976.0	100%	$922.1	100%	$838.8	100%
Cost of Sales	815.5	84	749.5	81	694.4	83
Selling, general and admin.	49.6	5	50.1	6	50.5	6
Depreciation and amortization.	42.4	4	40.0	4	39.8	5
Gain on sale of land	(0.4)	0	—	0	—	0

Operating Income	68.9	7%	82.5	9%	54.1	6%
Interest Expense	(2.8)	0	(14.9)	(1)	(16.9)	(2)
Capitalized Interest	—	0	1.9	0	1.6	0
Retired executive life insurance benefit	2.1	0	9.0	1	—	0
Other, net	2.7	0	2.3	0	3.6	0
Income tax expense	(24.9)	(2)	(25.8)	(3)	(15.2)	(1)

Income from continuing operations	$46.0	5%	$55.0	6%	$27.2	3%

        The Company achieved record level net sales in fiscal 2003 and demonstrated its ability to generate healthy results notwithstanding the somewhat weak broad-based economic climate. The reduction in total debt to $19.8 million at the end of fiscal 2003 from $75.6 million in fiscal 2002 produced an equally significant reduction in interest expense. Interest expense was $2.5 million in 2003 compared to $14.8 million in 2002. The Company also ended the year with a strong balance sheet as the total debt to capitalization ratio was 4.3% at October 31, 2003, which is a decrease from 15.2% as of October 31, 2002.

Business Segments

        Business segments are reported in accordance with Statement of Financial Accounting Standards ("SFAS") No. 131. SFAS No. 131 requires that the Company disclose certain information about its operating segments where operating segments are defined as "components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance". Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

        The vehicular products segment is comprised of MACSTEEL and Temroc. The segment's main driver is North American light vehicle builds and to a lesser extent, heavy duty truck builds. The building products segment is comprised of Engineered Products and Nichols Aluminum. The main drivers of this segment are residential housing starts and remodeling expenditures.

        The following table sets forth selected operating data for the Company's two business segments:

	Years Ended October 31,
	2003	2002	2001
	(In thousands)
Vehicular Products:(1)
Net sales	$413,293	$387,254	$353,793
Operating income	53,302	56,787	44,210
Depreciation and amortization	25,876	24,021	22,204
Identifiable assets	$315,757	$321,132	$314,952
Building Products:(2)
Net sales	$562,709	$534,856	$485,046
Operating income	35,648	37,985	23,662
Depreciation and amortization	16,140	15,471	17,040
Identifiable assets	$278,629	$283,475	$269,387

(1)
Fiscal 2003, 2002 and 2001 results include Temroc operations, acquired November 30, 2000. See Note 2 to the consolidated financial statements. All periods exclude Piper Impact which is included in discontinued operations.

(2)
Fiscal 2003 and 2002 results include Colonial Craft operations, acquired February 12, 2002. See Note 2 to the consolidated financial statements.

        Within the vehicular products segment automotive builds continued to drive demand, exceeding 16 million annualized units for fiscal 2003. While the pace was not record setting, MACSTEEL's capacity utilization rates were higher than experienced in fiscal 2002. MACSTEEL's strongest market presence is with the "Big 3" automakers, where builds were down for fiscal 2003. MACSTEEL continues to work with the New American Manufacturers ("NAMs"), or non "Big 3" automakers, on domestic part sourcing and the Company's business with them is growing. Qualification efforts with the NAMs require time consuming evaluation periods. Beginning in August 2002, the Company has signed various agreements with Sanyo Special Steel Company, LTD, covering technology exchanges in the production of free-machining lead-free steels, advanced production methods and the sharing of manufacturing competencies. These collaborative efforts are intended to position MACSTEEL to more effectively compete among the NAMs.

        Within the building products segment residential housing starts and remodeling expenditures remained brisk, allowing Engineered Products and Nichols Aluminum to post a combined 5% increase in net sales over the prior fiscal year. However, the segment's operating income declined by 6% for fiscal 2003, primarily as a result of increased aluminum scrap prices absorbed by Nichols Aluminum.

        The Company continues to see strong demand for its door and window components. Housing starts for the month of October 2003 were nearly 2 million units, on a seasonally adjusted annual basis. With demand for new residential homes at record levels, we expect customer activity to remain at high levels dampened only by inclement winter weather conditions in the Northeast and Midwest regions of the United States.

Outlook

        Operating results for the Company's vehicular products segment are tied to North American light vehicle builds and heavy duty truck builds. For calendar 2004, the Company expects light vehicle builds to be at or slightly above the 2003 level. A concern to the Company continues to be the loss of market share by the "Big 3" to the NAMs. While MACSTEEL sells steel bar products to the NAMs and continues to make inroads with them, MACSTEEL remains closely linked to the "Big 3". Heavy duty truck builds, which have been at cyclical lows for several years, are expected to recover in calendar 2004 with builds expected to top 200,000 units, up from the 175,000 units estimated to be built in 2003.

        Operating results for the Company's building products segment are tied to U.S. housing starts and remodeling activity. For calendar 2004, the Company expects housing starts to drop about 5% from 2003's very strong level. Quanex expects remodeling expenditures to remain at robust levels for calendar 2004.

        The Company's primary raw materials are steel and aluminum scrap, which supplies our MACSTEEL and Nichols Aluminum businesses. Throughout fiscal 2003, steel scrap prices rose approximately 20% and aluminum scrap prices rose approximately 8%. The Company expects higher scrap prices at least through the first half of fiscal 2004. Over time, MACSTEEL recovers the majority of these cost increases through the use of scrap surcharges, but it does experience quarterly margin compression as the surcharge is based on a three month trailing index. Nichols Aluminum has no such surcharge and it attempts to cover rising scrap costs through a higher selling price.

        Quanex's first fiscal quarter (November, December and January) is historically the Company's least profitable as there are fewer production days due to the holidays, customer managed year-end inventories and reduced building activity during the winter. The Company expects fiscal first quarter volumes at MACSTEEL to be essentially flat to the year ago quarter, but operating income is expected to be down as they absorb last quarter's sharp increase in scrap costs. Operating income at Engineered Products is expected to be down compared to their excellent year ago results. Volume at Nichols Aluminum is expected to be up somewhat from a year ago, however, operating income is expected to be flat as they continue to absorb higher raw material costs in the absence of sales price relief. Taken together, Quanex expects its first quarter diluted earnings per share to be lower compared to the same period a year ago.

        The Company's outlook is based on "same store sales" and excludes any potential benefits that may accrue from its acquisitions of the North Star Steel Monroe facility and TruSeal Technologies. Although the Company expects minimal contributions to earnings from pending acquisitions in its first quarter, Quanex does expect a considerable earnings contribution for the full year.

2003 Compared to 2002—Income From Continuing Operations

        Net Sales—Consolidated net sales for fiscal 2003 were $976.0 million representing an increase of $53.9 million, or 6%, when compared to consolidated net sales for fiscal 2002. Both the vehicular and building products segments experienced increased net sales.

        Net sales from the Company's vehicular products segment for fiscal 2003 were $413.3 million representing an increase of $26.0 million, or 7%, when compared to the prior year due to increases at MACSTEEL, offset somewhat by lower net sales at Temroc. MACSTEEL's net sales increase was due to a 5% increase in prices and a 2% increase in shipments.

        Net sales from the Company's building products segment for fiscal 2003 were $562.7 million, representing an increase of $27.9 million, or 5%, when compared to fiscal 2002. Engineered Products' net sales increase was due primarily to three additional months of sales from COLONIAL CRAFT which was acquired in February 2002. Excluding Colonial Craft, combined net sales for the other engineered products business units were down slightly versus prior year due to the harsh winter weather in the first half of 2003. Nichols Aluminum's net sales increased 5% from the prior year, primarily due to slightly higher average selling prices.

        Operating income—Consolidated operating income for fiscal 2003 was $68.9 million, a decrease of $13.6 million, or 17%, when compared to last year. Both the vehicular and building products segments experienced decreased operating income.

        Operating income from the Company's vehicular products segment for fiscal 2003 was $53.3 million, representing a decrease of $3.5 million, or 6%, when compared to last year. This decrease was due to lower operating income at MACSTEEL and Temroc compared to the prior year's results. Although MACSTEEL experienced higher net sales and improved conversion costs, they were more than offset by the impact of approximately 20% higher scrap steel prices. Temroc had lower operating income for the period due largely to lower net sales. Depreciation expense for the vehicular products segment was higher with the completion of MACSTEEL capital projects.

        Operating income from the Company's building products segment for fiscal year 2003 was $35.6 million, representing a decrease of $2.3 million, or 6%, when compared to the prior year. This decrease was a result of lower operating income at Nichols Aluminum partially offset by improved results at Engineered Products. Engineered Products benefited from a full year's results for COLONIAL CRAFT which was acquired in February 2002, partially offset by lower sales volumes due to harsh winter weather in the first half of 2003. The lower results for Nichols Aluminum were due to higher aluminum scrap, energy and outside processing costs and production and quality problems at the Alabama facility, which more than offset the higher volumes and prices.

        Corporate level operating expenses for fiscal 2003 increased approximately $7.8 million primarily as a result of a $6.1 million LIFO inventory reserve adjustment. Corporate and other expenses are reported outside of the two operating segments. Included in corporate and other are the consolidated LIFO inventory reserve adjustments, corporate office expenses and inter-segment eliminations.

        Selling, general and administrative expense was $49.6 million for fiscal 2003, representing a decrease of $0.5 million, or 1%, when compared to last year.

        Depreciation and amortization—Depreciation and amortization expense increased $2.4 million in fiscal 2003 as compared to the prior year. Most of the increase came from the vehicular products segment due largely to recently completed capital projects at MACSTEEL.

        Interest expense for fiscal 2003 was $2.8 million compared to $13.1 million last year. The decrease in interest expense is due to: (a) lower bank revolver balances, (b) conversion of the 6.88% convertible subordinated debentures to Company stock in June of 2002, (c) redemption of subordinated debentures, and (d) the Company paying down principal on other interest bearing debt and notes.

        Another factor that contributed to the decrease in interest expense was the interest rate swap agreement which was terminated on July 29, 2003. With the execution of the Bank Agreement in November 2002 (see "Debt Structure and Activity" below), the interest rate swaps no longer qualified as a hedge. As a result, the Company discontinued hedge accounting under SFAS No. 133 on the swaps after the effective date of the Bank Agreement and reclassified the related portion of other comprehensive income to interest expense in the fiscal quarter ended October 31, 2002. In fiscal 2002, losses related to the swap agreement were reclassified out of other comprehensive income into interest expense as interest payments were made. This reclassification did not impact fiscal 2003.

        Capitalized interest was zero for fiscal 2003 compared to $1.9 million for 2002. The capitalized interest in 2002 was due to the long-term capital expansion programs that were underway at MACSTEEL. These capital projects have been completed and the capitalization of interest ceased after the third fiscal quarter of 2002. Interest capitalization for the ongoing Phase VII at MACSTEEL is expected to be insignificant.

        Other, net increased $0.4 million from fiscal 2002. Fiscal 2002 included a loss of $0.9 million associated with early extinguishment of debt as a result of the redemption of the Company's subordinated debentures in June 2002. Also included in other, net is investment.

        Income from continuing operations was $46.0 million for fiscal 2003 compared to $55.0 million for fiscal 2002. In addition to the factors mentioned above, fiscal 2003 and 2002 included a non-taxable $2.2 million and $9.0 million benefit from retired executive life insurance claims, respectively.

2002 Compared to 2001—Income From Continuing Operations

        Net Sales—Consolidated net sales for fiscal 2002 were $922.1 million representing an increase of $83.3 million, or 10%, when compared to consolidated net sales for fiscal 2001. Both the vehicular and building products segments experienced increased net sales.

        Net sales from the Company's vehicular products segment for fiscal 2002 were $387.3 million representing an increase of $33.5 million, or 10%, when compared to the prior year due to increases at MACSTEEL, offset somewhat by lower net sales at Temroc. MACSTEEL's net sales increase was due largely to a 13% increase in volume, which more than offset lower selling prices compared to the fiscal 2001. Over half of MACSTEEL's business is based on fixed contracts, so their ability to change pricing was limited on a near term basis.

        Net sales from the Company's building products segment for fiscal 2002 were $534.9 million, representing an increase of $49.8 million, or 10%, when compared to fiscal 2001. Engineered Products' net sales increases were due largely to the acquisition of COLONIAL CRAFT in February. Nichols Aluminum's net sales also increased from the prior year due to increased volume resulting from continuing strength in the building construction markets, despite lower selling prices.

        Operating income—Consolidated operating income for fiscal 2002 was $82.5 million, representing an increase of $28.4 million, or 53%, when compared to 2001. Both the vehicular and building products segments experienced increased operating income.

        Operating income from the Company's vehicular products segment for fiscal 2002 was $56.8 million, representing an increase of $12.6 million, or 29%, when compared to 2001. This increase was due to higher operating income at MACSTEEL compared to the prior year's results, partially offset by lower operating income at Temroc. The higher net sales volume combined with productivity gains and lower conversion costs at MACSTEEL more than offset the impact of lower spreads between selling prices and scrap prices. Temroc had lower operating income for the periods due largely to lower net sales and volume. Depreciation expense for the vehicular products segment was higher with the completion of MACSTEEL capital projects.

        Also contributing to the improvement in the vehicular products segment is the elimination of goodwill amortization in accordance with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" effective the beginning of fiscal 2002. The vehicular products segment had goodwill amortization of approximately $500 thousand in the prior year ended October 31, 2001.

        Operating income from the Company's building products segment for fiscal year 2002 was $38.0 million, representing an increase of $14.3 million, or 61%, when compared to the prior year. This increase was a result of record operating income at Engineered Products, as well as improved results at Nichols Aluminum. Engineered Products benefited from the acquisition of COLONIAL CRAFT in February 2002; however it achieved record operating income levels without COLONIAL CRAFT's contribution due largely to strong demand for its products, productivity improvements and new product development and cost reduction efforts. Nichols Aluminum also had increased operating income. This increase was largely a result of increased volume and cost reduction initiatives, as well as a $1.6 million business interruption insurance recovery collected during the year. Although spreads between selling price and raw material costs improved during the second half of the year, as compared to the same prior year period, for the year ended October 31, 2002, margins were lower as scrap prices rose more quickly than Nichol's ability to raise selling prices.

        Also contributing to the improvement in the building products segment is the elimination of goodwill amortization in accordance with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" effective the beginning of fiscal 2002. The building products segment had goodwill amortization of approximately $1.8 million in the prior year ending October 31, 2001.

        Corporate level operating expenses for fiscal 2002 decreased approximately $1.5 million versus 2001. Corporate and Other expenses are reported outside of the two operating segments (See Note 12 to the Consolidated Financial Statements). Included in Corporate and Other are the consolidated inventory LIFO adjustments, corporate office expenses and inter-segment eliminations.

        Selling, general and administrative expense was $50.1 million for fiscal 2002, representing a decrease of $0.4 million, less than 1%, when compared to the prior year.

        Depreciation and amortization—Depreciation and amortization expense (excluding goodwill amortization) increased $0.2 million in fiscal 2002 as compared to the prior year.

        Effective November 1, 2001, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets". Under SFAS No. 142, goodwill is no longer amortized. Accordingly, goodwill amortization, on a consolidated basis, was zero for 2002 and $2.3 million for the year ended October 31, 2001. (See Note 4 to the Consolidated Financial Statements for further information.)

        Interest expense for fiscal 2002 was $14.9 million compared to $16.9 million in fiscal 2001. The decrease in interest expense was due largely to the Company's outstanding debt balance substantially decreasing year over year as 1) the 6.88% convertible subordinated debentures were converted to Company stock or redeemed in June of 2002 and 2) the Company paid down its bank revolver and other interest bearing debt and notes. See Note 10 to the Consolidated Financial Statements for further information.

        Another factor affecting interest expense was the discontinuance of hedge accounting under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" for the interest swap agreements. Based on future cash flow projections that were prepared during the second fiscal quarter ended April 30, 2002, it was determined there was a high likelihood the Company would pay down its variable rate debt under the Bank Agreement Revolver to approximately $65 million by the end of fiscal 2002. Based on these projections, a portion of the future projected cash flow being hedged (interest payments) would not occur. Therefore, during the period ended April 30, 2002, the Company discontinued hedge accounting under SFAS 133 for $35 million of the interest swap agreement and reclassified the related portion of other comprehensive income, a loss of $1.3 million, to interest expense. Additionally, during the fourth fiscal quarter ended October 31, 2002, the timing of the finalization of the new bank agreement was determined. Since the swaps were designated as hedges of the Bank Agreement Revolver, which was expected to terminate upon completion of the new bank agreement, the swap no longer qualified as a hedge, as those specific forecasted transactions would not occur (future interest payments). As a result, the Company discontinued hedge accounting under SFAS No. 133 on the swaps based on the projected new bank agreement date and reclassified the related portion of other comprehensive income, a loss of $2.1 million, to interest expense. The Company terminated the $100 million swap agreement on July 29, 2003 and therefore no longer reflected it on the balance sheet effective after this date.

        Capitalized interest increased $0.2 million for fiscal 2002 compared to 2001. The entire amount of capitalized interest was due to the long-term capital expansion programs that were underway at MACSTEEL. These capital projects have been completed and the capitalization of interest ceased after the third fiscal quarter of 2002.

        Other, net decreased $1.3 million from fiscal 2001 to 2002. As a result of the redemption of the subordinated debentures, a loss of $0.9 million was recognized during fiscal 2002 due to the early extinguishment of debt. This loss resulted from the write-off of the remaining debt issuance costs associated with the subordinated debentures, as well as the .688% premium paid on the $1.3 million of debentures which were redeemed. Fiscal 2001 included a $0.6 million gain on the early extinguishment of debt. In accordance with SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", which was adopted by the Company in the period ended July 31, 2002, these early extinguishment of debt items were classified as ordinary instead of extraordinary items, net of tax. Also included in other, net was investment income and the amortization of debt issuance costs.

        Income from continuing operations was $55.0 million for fiscal 2002 compared to $27.2 million for fiscal 2001. In addition to the factors mentioned above, fiscal 2002 included a non-taxable $9.0 million retired executive life insurance benefit which did not occur in 2001.

Discontinued Operations

        The Company classified Piper Impact as held for sale in the third quarter of fiscal year 2004. Piper Impact was historically included in the Company's Vehicular Products segment. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," Piper Impact's results of operations, financial position and cash flows have been reflected in the consolidated financial statements and notes as a discontinued operation for all periods presented. The Company received a Letter of Interest from a potential buyer and has been negotiating terms. The Company believes Piper Impact will be sold within one year.

        At Piper Impact, sales decreased each year from 2001 to 2003, with the largest drop in business coming from a reduction in airbag component sales. While recognizing this erosion in demand for aluminum and steel airbag components, Piper Impact developed new outlets for its capacity, and experienced growth in the high-pressure cylinder markets. However, this growth has not been fast enough to replace the decline in airbag component sales.

Liquidity and Capital Resources

Sources of Funds

        The Company's principal sources of funds are cash on hand, cash flow from operations, and borrowings under its secured $200 million Revolving Credit Agreement ("Bank Agreement"). At October 31, 2003, the Company had $10 million borrowed under the Bank Agreement. This represents a $55 million decrease from October 31, 2002 borrowing levels.

        The Company believes that it has sufficient funds and adequate financial sources available to meet its anticipated liquidity needs. The Company also believes that cash flow from operations, cash balances and available borrowings will be sufficient for the foreseeable future to finance anticipated working capital requirements, capital expenditures, debt service requirements, environmental expenditures, dividends and the stock purchase program.

        On December 19, 2003, subsequent to the 2003 fiscal year end, Quanex executed an agreement with our credit facility banks to increase the Bank Agreement revolver to $310 million to provide funds necessary for the North Star and TruSeal acquisitions. Assuming we close these acquisitions as scheduled, we expect our debt level to be between $200 million and $250 million at the end of our fiscal quarter ended January 31, 2004.

        The Company's working capital was $92.8 million at October 31, 2003 compared to $101.0 million at October 31, 2002. The decrease in working capital resulted from (a) an $9.4 million decrease in inventory across both segments as a result of a Company wide focus on inventory reduction, (b) a $3.9 million increase in accounts payable and accrued liabilities, (c) a reduction of $1.3 million related to deferred taxes and taxes payable, offset by (d) an increase in accounts receivable of $2.6 million and

(e) a net increase of $1.4 million in other working capital balances. Changes in other working capital balances were due to timing of payments and other obligations.

Operating Activities

        Cash provided by operating activities during the year ended October 31, 2003 was $102.8 million compared to $81.1 million for the same period of 2002. This increase is due to (a) lower working capital requirements compared to the same prior year period as discussed above, (b) reduced pension contributions and tax payments, partially offset by (c) lower operating income.

Investment Activities

        Net cash used for investment activities during the year ended October 31, 2003 was $22.5 million compared to $29.8 million for the same period of 2002. Investment activities for the year ended October 31, 2002 included the acquisition of COLONIAL CRAFT for $17.3 million. Additionally, capital expenditures decreased from $32.6 million in fiscal 2002 to $28.1 million in fiscal 2003. This decline was largely due to reduced spending at MACSTEEL, partially offset by increased spending at Nichols Aluminum and Engineered Products. The Company estimates that fiscal 2004 capital expenditures will be approximately $35 million. At October 31, 2003, the Company had commitments of approximately $6 million for the purchase or construction of capital assets. The Company plans to fund these capital expenditures through cash flow from operations. Cash used for investment activities detailed above was offset by cash provided for investment activities including (a) the receipt of $6.4 million and $26.1 million in retired executive life insurance proceeds for fiscal 2003 and 2002 respectively, and (b) the receipt of $2.8 million in proceeds from the sale of land in fiscal 2003.

Financing Activities

        Net cash used for financing activities for the year ended October 31, 2003 was $76.5 million compared to $62.6 million during the prior year. The Company repaid $55 million on the bank revolver in the year ended October 31, 2003, compared to repaying $75 million during fiscal 2002. Additionally, the Company paid off a note payable of $7.0 million in fiscal 2002. During the year ended October 31, 2003, the Company paid $13.5 million to repurchase 438,600 shares of its common stock. Additionally, Quanex received $5.2 million in the year ended October 31, 2003 for the issuance of common stock ($4.2 million of this was from option exercises). In the year ended October 31, 2002, the Company received $33.9 million for the issuance of common stock ($26.6 million from option exercises).

        On February 26, 2003, the board of directors of the Company increased the annual dividend from $0.64 to $0.68 per common share outstanding. This increase was effective with the Company's first quarter dividend paid on March 31, 2003 to shareholders of record on March 14, 2003. This increased cash used for financing activities by $1.2 million for 2003.

Debt Structure and Activity

        Current Bank Agreement "Revolver"—In November 2002, the Company entered into a secured $200 million Revolving Credit Agreement ("Bank Agreement"). The Bank Agreement is secured by all Company assets, excluding land and buildings. This Bank Agreement expires November 2005 and provides for up to $25 million for standby letters of credit, limited to the undrawn amount available under the new Bank Agreement. All borrowings under this bank agreement bear interest, at the option of the Company, at either (a) the prime rate or federal funds rate plus one percent, whichever is higher, or (b) a Eurodollar based rate. The Bank Agreement requires facility fees, which are not significant, maintenance of certain financial ratios and maintenance of a minimum consolidated tangible net worth. As of October 31, 2003, the Company was in compliance with all Bank Agreement covenants. The Bank Agreement was amended on December 19, 2003, to increase this line to $310 million.

        Previous Bank Agreement "Revolver"—In July 1996, the Company entered into an unsecured $250 million Revolving Credit and Term Loan Agreement ("Bank Agreement"). At October 31, 2002 and 2001, this Bank Agreement consisted of a revolving line of credit ("Revolver") under which the Company had $65 and $140 million, respectively, in borrowings. This Bank Agreement was replaced with a new Bank Agreement which is described above. The intent and ability to refinance the outstanding balance on this bank agreement on a long-term basis was evidenced by the signing of the new bank agreement in November 2002. Therefore, the outstanding balance under the old bank agreement revolver was classified as non-current as of October 31, 2002.

        Convertible Subordinated Debentures—The Company accepted unsolicited block offers to buy back $4.6 and $10.4 million principal amount of the 6.88% Convertible Subordinated Debentures for $3.9 and $9.6 million in cash during the years ended October 31, 2001 and 2000, respectively.

        On May 9, 2002, the Company announced that it would redeem the remaining $58.7 million principal amount of its 6.88% Convertible subordinated debentures. The Company set a redemption date of June 12, 2002 for all debentures outstanding. Notice of the redemption was mailed on May 10, 2002 to the current holders. The redemption price was 100.688% of the principal amount plus accrued interest to the redemption date. Holders of the debentures had the right, as an alternative to redemption, to convert the debentures into shares of common stock of Quanex Corporation at a conversion price of $31.50 per share of common stock. The right to convert the debentures expired at the close of business on June 5, 2002. As of June 5, 2002, $57.4 million aggregate principal amount of the subordinated debentures were converted to 1.8 million shares of Company stock and $1.3 million aggregate principal amount of the subordinated debentures was redeemed on June 12, 2002.

        Other Debt—During the year ended October 31, 2002, the Company made an early payment in the amount of $7.0 million on a contingent note payable as well as an early retirement in the amount of $1.6 million for one of the industrial revenue and economic development bonds.

Stock Purchase Program

        In December 1999, Quanex announced that its Board of Directors approved a program to repurchase up to 2 million shares of the Company's common stock in the open market or in privately negotiated transactions.

        During the fiscal year ended October 31, 2001, the Company repurchased 119,000 shares at a cost of $2.2 million. The cost of treasury shares of $12.7 million at October 31, 2001 was reflected as a reduction of stockholders' equity in the balance sheet.

        The stock purchase program was suspended and no treasury shares were purchased during fiscal 2002. A majority of the 633,935 shares held in treasury at October 31, 2001 were reissued through stock option exercises or other compensation plans during fiscal 2002, leaving no shares in treasury as of October 31, 2002.

        On December 5, 2002, the Board of Directors approved another program to purchase up to a total of 1 million shares of its common stock in the open market or in privately negotiated transactions. During the year ended October 31, 2003, the Company repurchased 438,600 shares at a cost of approximately $13.5 million. These shares were placed in treasury. During the year ended October 31, 2003, 161,677 of these shares were used for the exercise of options. There are currently 294,803 shares in treasury stock with a remaining carrying value of approximately $9.2 million.

Contractual Obligations and Commercial Commitments

        The following tables set forth certain information concerning the Company's unconditional obligations and commitments to make future payments under contracts with remaining terms in excess of one year, such as debt and lease agreements, and under contingent commitments.

Payments Due by Period

Contractual Cash Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Long-Term Debt	$19,620	$3,727	$10,908	$911	$4,074
Operating Leases	6,883	2,063	2,698	1,660	462
Unconditional Purchase Obligations	7,035	1,607	4,454	974	—

Total Contractual Cash Obligations	$33,538	$7,397	$18,060	$3,545	$4,536

Amount of Commitment Expiration per Period

Other Commercial Commitments	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Standby Letters of Credit	$4,452	$4,398	$54	$—	$—
Guarantees	1,050	—	—	—	1,050

Total Commercial Commitments	$5,502	$4,398	$54	$—	$1,050

        Additionally, the Company's borrowings under its Bank Agreement are expected to increase significantly upon closing of the North Star and TruSeal acquisitions in the first quarter of fiscal 2004.

Effects of Inflation

        Inflation has not had a significant effect on earnings and other financial statement items.

Critical Accounting Policies

        The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Estimates and assumptions about future events and their effects cannot be perceived with certainty. Estimates may change as new events occur, as more experience is acquired, as additional information becomes available and as the Company's operating environment changes. Actual results could differ from estimates.

        The Company believes the following are the most critical accounting policies used in the preparation of the Company's consolidated financial statements as well as the significant judgments and uncertainties affecting the application of these policies.

Revenue Recognition and Allowance for Doubtful Accounts

        The Company recognizes revenue when the products are shipped and the title and risk of ownership pass to the customer. Selling prices are fixed based on purchase orders or contractual agreements. Inherent in the Company's revenue recognition policy is the determination of collectibility. This requires management to make frequent judgments and estimates in order to determine appropriate amount of allowance needed for doubtful accounts. The Company's allowance for doubtful accounts is estimated to cover the risk of loss related to accounts receivable. This allowance is maintained at a level the Company considers appropriate based on historical and other factors that affect collectibility. These factors include historical trends of write-offs, recoveries and credit losses, the careful monitoring of portfolio credit quality, and projected economic and market conditions. Different assumptions or changes in economic circumstances could result in changes to the allowance.

Inventory

        The Company records inventory valued at the lower of cost or market value. Inventory quantities are regularly reviewed and provisions for excess or obsolete inventory are recorded primarily based on the Company's forecast of future demand and market conditions. Significant unanticipated changes to the Company's forecasts could require a change in the provision for excess or obsolete inventory.

Risk Management and Derivative Instruments

        The Company's current risk management strategies include the use of derivative instruments to reduce certain risks. The critical strategies include: (1) the use of commodity futures and options to fix the price of a portion of anticipated future purchases of certain raw materials and energy to offset the effect of fluctuations in the costs of those commodities, and (2) the use of interest rate swaps to fix the rate of interest on a portion of floating rate debt. These hedges have been designated as cash flow hedges. The effective portion of gains and losses is recorded in the accumulated other comprehensive income (loss) component of stockholders' equity in accordance with SFAS No. 133. The Company evaluates all derivative instruments each quarter to determine if they are highly effective. Any ineffectiveness (as defined by SFAS No. 133) is recorded in the statement of income. If the anticipated future transactions are no longer expected to occur, the unrealized gains and losses on the related hedge are reclassified to the consolidated statement of income. (See Note 16 to the financial statements for further explanation.)

Long-Lived Assets

        Long-lived assets, which include property, plant and equipment, goodwill and other intangibles, and other assets, comprise a significant amount of the Company's total assets. The Company makes judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, carrying values of these assets are periodically reviewed for impairment and further reviewed whenever events or changes in circumstances indicate that carrying value may be impaired. The carrying values are compared with the fair value of such assets calculated based on the anticipated future cash flows related to those assets. If the carrying value of a long-lived asset exceeds its fair value, an impairment charge is recorded in the period in which such review is performed. This requires the Company to make long-term forecasts of its future revenues and costs related to the assets subject to review. Forecasts require assumptions about demand for the Company's products and future market conditions. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period.

Income Taxes

        The Company records the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and the amounts reported in the Company's consolidated balance sheet, as well as operating loss and tax credit carry forwards. The carrying value of the net deferred tax liability reflects the Company's assumption that the Company will be able to generate sufficient future taxable income in certain jurisdictions to realize its deferred tax assets. If the estimates and assumptions change in the future, the Company may be required to record a valuation allowance against a portion of its deferred tax assets. This could result in additional income tax expense in a future period in the consolidated statement of income.

Retirement and Pension Plans

        The Company sponsors a number of defined benefit pension plans and an unfunded postretirement plan that provides health care and life insurance benefits for eligible retirees and dependents. The measurement of liabilities related to these plans is based on management's assumptions related to future events, including expected return on plan assets, rate of compensation increases and health care cost trend rates. The discount rate, which is determined using a model that matches corporate bond securities, is applied against the projected pension and postretirement disbursements. Actual pension plan asset investment performance will either reduce or increase unamortized pension losses at the end of any fiscal year, which ultimately affects future pension costs.

New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations". SFAS No. 141 addresses financial accounting and reporting for business combinations. The provisions of this statement apply to all business combinations initiated after June 30, 2001. This statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The Company followed the guidance of this statement for the business acquisition completed in fiscal 2002. See Note 2 to the consolidated financial statements.

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill is no longer amortized, but reviewed for impairment annually, or more frequently if certain indicators arise. The Company adopted this statement on November 1, 2001 for its fiscal year ended October 31, 2002. In accordance with SFAS 142, the Company completed the transitional impairment test of goodwill during the second quarter ended April 30, 2002, which indicated that goodwill was not impaired. The Company again reviewed goodwill for impairment as of August 31, 2002, which indicated that goodwill was not impaired. The Company plans to perform this impairment test as of August 31 each year or more frequently if certain indicators arise. The assessments were based on assumptions regarding estimated future cash flows and other factors, including the discount rate. If these estimates or their related assumptions change in the future, because of changes in events and circumstances, the Company may be required to record impairment charge in a future period.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. The provisions of this statement are required to be applied starting with fiscal years beginning after June 15, 2002 (Quanex's fiscal year beginning November 1, 2002). The Company does not anticipate any material impact on the Company's financial position, results of operations, or cash flows as a result of adoption.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement establishes a single accounting model for the impairment or disposal of long-lived assets. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001 (Quanex's fiscal year beginning November 1,

2002). The Company does not anticipate any material impact on the Company's financial position, results of operations, or cash flows as a result of adoption.

        In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". The rescission of Statement 4 is the only portion of this SFAS which currently has an impact on the Company. Under Statement 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS No. 145 eliminates Statement 4. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions". The provisions of SFAS No. 145 related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified. Early application of the provisions of this Statement related to the rescission of Statement 4 was encouraged. The Company adopted this pronouncement effective the third quarter ended July 31, 2002 and restated prior periods.

        In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not anticipate any material impact on the Company's financial position, results of operations, or cash flows as a result of adoption.

        In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS No. 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted this statement and included the new disclosure requirements in this report.

        In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives") and for hedging activities under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". The provisions of this statement are effective for contracts entered into or modified after June 30, 2003, with certain exceptions. The Company does not anticipate any material impact on the Company's financial position, results of operations, or cash flows as a result of adoption.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities ("VIE's"), also commonly referred to as special purpose entities ("SPE's"). The objective of this interpretation is to provide guidance on how to identify a VIE and to determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a Company's consolidated financial statements. The provisions of this interpretation became effective upon issuance, with certain provisions applicable for the first interim or annual period beginning after December 15, 2003. As of October 31, 2003, this statement has no effect on the Company as Quanex does not have any VIEs.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 requires certain financial instruments with characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective in the fourth quarter of the Company's fiscal 2003. The Company's adoption of SFAS No. 150 did not have a material impact on its financial position or results of operations.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

        The following discussion of the Company and its subsidiaries' exposure to various market risks contains "forward looking statements" that involve risks and uncertainties. These projected results have been prepared utilizing certain assumptions considered reasonable in light of information currently available to the Company. Nevertheless, because of the inherent unpredictability of interest rates, foreign currency rates and metal commodity prices as well as other factors, actual results could differ materially from those projected in such forward looking information. The Company does not use derivative financial instruments for speculative or trading purposes. For a description of the Company's significant accounting policies associated with these activities, see Notes 1 and 16 to the Consolidated Financial Statements.

Interest Rate Risk

        The Company and its subsidiaries have a Bank Agreement, interest rate swap agreements and other long-term debt which subject the Company to the risk of loss associated with movements in market interest rates.

        At October 31, 2003 and 2002, the Company had fixed-rate debt totaling $4.1 million and $4.4 million, respectively. This debt is fixed-rate and, therefore, does not expose the Company to the risk of earnings loss due to changes in market interest rates.

        The Company and certain of its subsidiaries' floating-rate obligations total $15.7 million and $71.2 million at October 31, 2003 and 2002, respectively. For 2002, the Company had $100 million of swap agreements in place to limit the exposure of this obligation to increases in short-term interest rates. These swap agreements effectively fixed the interest rate, thus limiting the potential impact that increasing interest rates would have on earnings. Under these swap agreements, payments were made based on a fixed rate ($50 million at 7.025%, and $50 million at 6.755%) and received on a LIBOR based variable rate (1.82% at October 31, 2002). At October 31, 2002, the fair market value related to the interest rate swap agreements was a loss of $4.0 million.

        To the extent that floating rate obligations are in excess of or less than $100 million, the Company was subject to changes in the underlying interest rates. For the year ended October 31, 2002, the Company's floating rate obligations were $28.8 million less than the $100 million swap agreement. Increases or decreases in the underlying interest rate of the swap agreement would have a direct impact on interest expense for this differential in balances. For the year ended October 31, 2001, the Company's floating rate obligations exceeded the amount covered by the swap agreements by $47.1 million. Increases or decreases in the underlying interest rates of the obligations would have had a direct impact on interest expense for those uncovered balances.

        These swap agreements expired on July 29, 2003 and the final settlement payment was made. The Company has not entered into any other interest swap agreements and as such is subject to the variability of interest rates on its variable rate debt.

Commodity Price Risk

        The Company's aluminum mill sheet products segment, Nichols Aluminum, uses various grades of aluminum scrap as well as prime aluminum ingot as a raw material for its manufacturing process. The price of this aluminum raw material is subject to fluctuations due to many factors in the aluminum market. In the normal course of business, Nichols Aluminum enters into firm price sales commitments with its customers. In an effort to reduce the risk of fluctuating raw material prices, the Company enters into firm price raw material purchase commitments as well as forward contracts on the London Metal Exchange ("LME"). The Company's risk management policy as it relates to these LME contracts is to enter into contracts to cover the raw material needs of the Company's committed sales orders, net of fixed price purchase commitments.

        With the use of firm price raw material purchase commitments and LME contracts, the Company aims to protect the gross margins from the effects of changing prices of aluminum. To the extent that the raw material costs factored into the firm price sales commitments are matched with firm price raw material purchase commitments, changes in aluminum prices should have no effect on the Company. Where firm price sales commitments are matched with LME contracts, the Company is subject to the ineffectiveness of LME contracts to perfectly hedge raw material prices.

        At October 31, 2001, the Company had open futures contracts for aluminum pounds with a fair value of $27.1 million. The contracts had fair value losses of $1.8 million at October 31, 2001 and covered a notional volume of 45.4 million pounds of aluminum. A hypothetical 10% change from the October 31, 2001 average London Metal Exchange ("LME") ingot price on open contracts of $.596 per pound would increase or decrease the unrealized pretax gains/losses related to these contracts by approximately $2.7 million. However, it should be noted that any change in the value of these contracts, real or hypothetical, would be substantially offset by an inverse change in the cost of purchased aluminum scrap.

        During the years ended October 31, 2003 and 2002, Nichols Aluminum primarily used firm price raw material purchase commitments instead of LME forward contracts to lock in raw material prices. At October 31, 2002, the Company had no open LME forward contracts and therefore no asset or liability associated with metal exchange derivatives. At October 31, 2003, there were two LME forward contracts associated with metal exchange derivatives covering notional volumes of 1.3 million pounds with a fair value net loss of approximately $46 thousand, which was recorded as part of other current assets and other current liabilities in the financial statements.

QuickLinks

  Exhibit 99.1
  Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
  Item 7A. Quantitative and Qualitative Disclosures about Market Risk